Exhibit (a)(32)

FORM OF AMENDMENT NO. 31

TO THE DECLARATION OF TRUST OF

NORTHERN INSTITUTIONAL FUNDS

(a Delaware statutory trust)

This Amendment No. 31 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Institutional Funds (the “Trust”) amends, effective April 1, 2021, the Agreement and Declaration of Trust of the Trust dated as of July 1, 1997, as amended (the “Declaration of Trust”).

WHEREAS, on February 11, 2021, the Trustees unanimously voted to approve a change to the name of the Williams Capital Shares of the U.S. Government Select Portfolio (the “Portfolio”) of the Trust to the “Siebert Williams Shank Share Class”;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The name of the William Capital Shares of the Portfolio shall be changed to the “Siebert Williams Shank Share Class.”

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.